Contact:	Kate Lowery kate.lowery@wholefoods.com Amy Schaefer amy.schaefer@wholefoods.com

Whole Foods Market CEO Posts Blog Entry
On FTC’s Challenge of Wild Oats Merger
CEO Shares His Perspective on Key Issues with Stakeholders

(Austin, Texas) June 19, 2007 - Whole Foods Market (NASDAQ: WFMI) announced today that a new posting entitled “Whole Foods, Wild Oats and the FTC” has been added to the blog of Company CEO John Mackey at http://wholefoodsmarket.com/blogs/jm/. The Company announced last week it also created a new section on its web site (www.wholefoodsmarket.com/ftchearingupdates) dedicated to updates and information regarding the Federal Trade Commission’s (FTC) attempt to block the proposed merger between Whole Foods Market and Wild Oats Markets.

“My blog posting provides a detailed look into Whole Foods Market's decision-making process regarding the merger, as well as our company's experience interacting with the FTC staff assigned to this merger. I provide explanations of how I think the FTC, to date, has neglected to do its homework appropriately, especially given the statements made regarding prices, quality, and service levels in its complaint. I also provide a glimpse into the bullying tactics used against Whole Foods Market by this taxpayer-funded agency. Finally, I provide answers in my FAQ section to many of the questions that various Team Members have fielded from both the media and company stakeholders,” said Mackey. “As previously announced, we set an intention as a company to be as transparent as possible throughout this legal process, and this blog entry is my first detailed effort at transparency.”

The new blog posting by Mackey addresses:

o	Why Whole Foods Market wants to buy Wild Oats,

o	Whole Foods Market’s Objections to the FTC’s Investigation,

o	What the FTC is Claiming in its Objections to the Merger, and

o	FAQs

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About the Transaction: On February 21, 2007, Whole Foods Market and Wild Oats Markets entered into a merger agreement pursuant to which Whole Foods Market commenced a tender offer to purchase all the outstanding shares of Wild Oats Markets at a purchase price of $18.50 per share in cash, plus assumed debt. On June 12, 2007, the Company and Wild Oats Markets, Inc. announced the U.S. District Court for the District of Columbia had scheduled a preliminary injunction hearing to begin on July 31, 2007 and to conclude on August 1, 2007 to decide whether to approve the U.S. Federal Trade Commission's (FTC) application for an injunction to block the proposed merger between the two companies. Whole Foods Market and Wild Oats Markets consented to a temporary restraining order pending the hearing. As previously announced, the FTC provided notice of its intent to file a complaint in the U.S. District Court for the District of Columbia seeking to block the proposed acquisition of shares pursuant to the tender offer. The FTC did file such complaint with the U.S. District Court for the District of Columbia on June 7, 2007. Whole Foods Market and Wild Oats Markets are cooperating to challenge the FTC's opposition to the merger.

About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2006, the company had sales of $5.6 billion and currently has more than 190 stores in the United States, Canada, and the United Kingdom. The Whole Foods Market motto, “Whole Foods, Whole People, Whole Planet”™ captures the company’s mission to find success in customer satisfaction and wellness, employee excellence and happiness, enhanced shareholder value, community support and environmental improvement. Whole Foods Market, Harry’s Farmers Market®, and Fresh & Wild® are trademarks owned by Whole Foods Market IP, LP. Whole Foods Market employs more than 45,000 Team Members and has been ranked for ten consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Whole Foods Market Safe Harbor Statement and Securities Law Disclosure: The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause Whole Foods Market's actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in Whole Foods Market's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

Securities Law Disclosure: The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats' stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats' stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or (866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).